EXHIBIT 99.1
PHILLIPS-VAN HEUSEN CORPORATION
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
May 31, 2011

Contact:    Michael Shaffer
   Executive Vice President and Chief Financial Officer
   (212) 381-3523
                    www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION REPORTS 2011
FIRST QUARTER RESULTS

w	TOMMY HILFIGER AND CALVIN KLEIN OPERATING RESULTS DRIVE STRONG REVENUE AND EARNINGS GROWTH
w	RECORD FIRST QUARTER REVENUE OF $1.37 BILLION AND NON-GAAP EPS OF $1.23; GAAP EPS OF $0.79
w	ANNUAL REVENUE GUIDANCE RAISED TO $5.70 BILLION TO $5.75 BILLION
w	ANNUAL NON-GAAP EPS GUIDANCE INCREASED TO $4.80 TO $5.00; GAAP EPS GUIDANCE REVISED TO $4.08 TO $4.28

New York, New York – Phillips-Van Heusen Corporation [NYSE: PVH] reported 2011 first quarter results.

Non-GAAP Amounts:
The discussions in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.”  Reconciliations of GAAP to non-GAAP amounts are presented in Tables 1 through 5 and identify and quantify all excluded items.

First Quarter of 2011 Results:

•
Earnings per share was $1.23 on a non-GAAP basis, which exceeded the Company’s guidance and the consensus estimate and represents an increase of 48%, as compared to the prior year’s first quarter non-GAAP earnings per share of $0.83.

•
GAAP earnings per share was $0.79, as compared to the prior year’s first quarter GAAP loss per share of $(0.53) and to the Company’s guidance of at least $0.84.  The $0.79 included higher than estimated financing fee write-offs in connection with amending and restating the Company’s credit facility in the first quarter.

•
Revenue was $1,369.2 million as compared to the prior year’s first quarter revenue of $619.0 million.  The revenue increase of $750.1 million, or 121%, is principally attributable to (i) $715.4 million of revenue generated by the Company’s Tommy Hilfiger business, which was acquired in the second quarter of 2010; and (ii) an increase of $35.5 million, or 17%, in the revenue of the Company’s Calvin Klein business.

First Quarter Business Review:

Calvin Klein
Total revenue for the Calvin Klein business increased 17% over the prior year’s first quarter to $245.6 million, driven by strong performance across all divisions. The Calvin Klein wholesale and retail businesses performed very well during the quarter, posting a 23% increase in revenue as compared to the prior year's first quarter, including retail comparable store sales growth of 14%. Calvin Klein continued to experience significant global growth, with royalty revenue increasing 10% as compared to the prior year's first quarter, driven by strong performance across virtually all product categories, with jeans, underwear, fragrance, watches, women’s sportswear and dresses continuing to perform particularly well.  Revenue in the Calvin Klein business included a benefit of approximately $2 million from a weaker U.S. dollar in the quarter versus the prior year’s first quarter.

Earnings before interest and taxes for the Calvin Klein business was $55.1 million in the first quarter, an increase of 9% over the prior year’s first quarter.  This increase was due to the revenue increases discussed above, partially offset by a planned increase of approximately $9 million in advertising expenses related principally to the launch in the first quarter of 2011 of the global marketing campaign supporting the introduction of the new lifestyle brand for jeans, underwear and fragrance under the ck one label.

Tommy Hilfiger
The Tommy Hilfiger business generated revenue of $715.4 million and non-GAAP earnings before interest and taxes of $90.6 million, or an operating margin of 12.7%, all of which significantly exceeded the top end of the Company’s previous guidance.  The strong performance was due to significantly better than planned growth in both Europe and North America, with double-digit retail comparable store sales growth in both regions, combined with higher than projected gross margins and the favorable impact of a weaker than anticipated U.S. dollar.

The Tommy Hilfiger business contributed GAAP earnings before interest and taxes of $66.7 million, or an operating margin of 9.3%, in the first quarter, which also exceeded the Company’s previous guidance.

Heritage Brands
The Heritage Brands business generated revenue of $408.1 million in the first quarter, which was flat to the prior year's first quarter. The wholesale business experienced revenue growth in the low single-digits, while revenue for the retail businesses declined 2%.  The Van Heusen and Izod retail businesses posted a combined 3% comparable store sales increase, which was offset by an 8% comparable store sales decline in the Bass retail business.  The Bass retail business, which is heavily penetrated in the Northeast and Midwest, was negatively impacted during the quarter by the unusually cool weather that affected those regions during much of the first quarter.

Earnings before interest and taxes for the Heritage Brands business was $38.6 million, as compared to $48.0 million in the prior year’s first quarter.  The decrease was driven principally by pressure on gross margins due to higher product costs and increased promotional selling, particularly at Bass retail, as well as at the Izod and Timberland wholesale sportswear businesses.

First Quarter Consolidated Earnings:

On a non-GAAP basis, earnings before interest and taxes in the first quarter increased to $167.1 million from $81.5 million in the first quarter of 2010.  This $85.7 million improvement includes the net impact of (i) $90.6 million of earnings before interest and taxes associated with the Tommy Hilfiger business; (ii) a $4.4 million increase in earnings before interest and taxes in the Calvin Klein business, which is after an increase of approximately $9 million in advertising expense related principally to the launch in the first quarter of 2011 of the global Calvin Klein marketing campaign supporting the ck one lifestyle brand launch; and (iii) a $9.4 million decrease in earnings before interest and taxes in the Heritage Brands business.

On a GAAP basis, earnings before interest and taxes in the first quarter was $120.4 million as compared to a loss before interest and taxes of $(22.6) million in the first quarter of 2010.  The increase of $143.0 million includes the net impact of (i) $66.7 million of earnings before interest and taxes associated with the Tommy Hilfiger business; (ii) a $4.4 million increase in earnings before interest and taxes in the Calvin Klein business, inclusive of the increase in advertising expense noted above; (iii) a $9.4 million decrease in earnings before interest and taxes in the Heritage Brands business; (iv) the absence of $104.0 million in expenses incurred in the first quarter of 2010 related to the Company’s acquisition of Tommy Hilfiger; and (v) a $22.7 million increase in corporate expenses, due principally to costs associated with the modification of the Company’s credit facility and Tommy Hilfiger integration and related restructuring costs incurred during the first quarter of 2011.

Net interest expense for the quarter increased $24.8 million to $33.1 million due principally to the debt issued to fund the Tommy Hilfiger acquisition, which occurred early in last year’s second quarter.

The effective tax rate was 33.2% on a non-GAAP basis for the first quarter, as compared to 38.8% on a non-GAAP basis in the prior year’s first quarter.  The decrease in the effective tax rate was driven by the international income of Tommy Hilfiger, which is taxed at lower rates.  The effective tax rate was 34.0% on a GAAP basis for the first quarter, as compared to 10.4% on a GAAP basis in the prior year’s first quarter.  The prior year’s first quarter rate was affected by certain non-deductible transaction costs associated with the Tommy Hilfiger acquisition.

Balance Sheet:

The Company ended the quarter with a net debt position of approximately $2.0 billion, comprised of approximately $2.3 billion of debt, net of approximately $295 million of cash.  During the first quarter of 2011, the Company made a voluntary debt repayment of approximately $150 million on its outstanding term loans in connection with the amendment and restatement of its credit facility, for a total of approximately $400 million in debt repayments since the date of the Tommy Hilfiger acquisition.  The Company currently plans to make additional repayments of approximately $300 million during the remainder of 2011.

2011 Guidance:

Please see the section entitled “Full Year and Second Quarter 2011 Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail on certain assumptions that are made in the following guidance.

Full Year Guidance
Revenue in 2011 is currently projected to be $5.700 billion to $5.750 billion, or an increase of 23% to 24% as compared to 2010. This includes the full year effect of estimated revenue of the Tommy Hilfiger business of $2.910 billion to $2.940 billion, as compared to $1.95 billion for the nine month post-acquisition period in 2010.  Revenue for the Calvin Klein business is currently planned to grow between 9% and 10%, while revenue for the Heritage Brands business is currently planned to grow 1% to 2%.

On a non-GAAP basis, earnings per share in 2011 is currently projected to be in the range of $4.80 to $5.00, or an increase of 13% to 17% over the prior year. The 2011 non-GAAP earnings per share projection excludes a loss of approximately $0.72 per share comprised of the after-tax effect of approximately $75 million of pre-tax costs associated with the integration of Tommy Hilfiger and related restructuring initiatives and the modification of the Company’s credit facility.  On a non-GAAP basis, operating margin in 2011 is currently projected to be in a range of 11.0% to 11.5%.

On a GAAP basis, earnings per share in 2011 is currently projected to be in the range of $4.08 to $4.28, as compared to GAAP earnings per share of $0.80 in the prior year.  On a GAAP basis, operating margin in 2011 is currently projected to be in a range of 10.0% to 10.5%.

The Company currently estimates that the 2011 effective tax rate will be 29.0% to 31.0% on both a GAAP and non-GAAP basis, which reflects the impact of owning Tommy Hilfiger for a full year, as Tommy Hilfiger’s international operations generate income at a lower tax rate than U.S. operations.

Second Quarter Guidance
Second quarter revenue in 2011 is currently projected to be $1.27 billion to $1.29 billion, or an increase of 15% to 17% over the prior year’s second quarter.  Estimated revenue of the Tommy Hilfiger business is $655 million to $670 million, as compared to $532.2 million, or an increase of 23% to 26%, in the prior year’s second quarter.  Revenue for the Calvin Klein business is expected to increase 9% to 10%, while revenue for the Heritage Brands business is expected to increase 5% to 6% in the second quarter of 2011 as compared to the prior year’s second quarter.

For the second quarter of 2011, earnings per share is currently projected to be in the range of $0.93 to $0.95 on a non-GAAP basis, or an increase of 29% to 32% over the prior year’s second quarter.  The second quarter of 2011 non-GAAP earnings per share projection excludes a loss of approximately $0.14 per share comprised of the after-tax effect of approximately $15 million of pre-tax Tommy Hilfiger integration and related restructuring costs.  On a GAAP basis, earnings per share for the second quarter is currently projected to be in the range of $0.79 to $0.81, as compared to a GAAP loss per share of $(0.83) in the prior year’s second quarter.

CEO Comments:

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are very pleased with our first quarter results.  The positive business trends in our Tommy Hilfiger and Calvin Klein businesses accelerated in the first quarter, allowing us to exceed both our revenue and non-GAAP earnings guidance.  We launched a very unique and exciting global marketing campaign for the new ck one label, which has been positively received and is helping drive business of this new lifestyle brand.  In addition, we introduced the second chapter in our very successful ‘Meet the Hilfigers’ marketing campaign, as we continue to invest in and broaden the reach of the Tommy Hilfiger brand worldwide.”

Mr. Chirico continued, “We continue to concentrate on the strength of our balance sheet.  We amended and restated our credit facility in the first quarter, resulting in reduced borrowing rates and additional flexibility with respect to voluntary repayments.  We also made approximately $150 million in debt repayments in the first quarter in conjunction with this transaction, for a total of approximately $400 million in debt repayments since the date of the Tommy Hilfiger acquisition, and plan to make approximately $300 million in additional debt repayments during the remainder of 2011.”

Mr. Chirico concluded, “As we look forward to the balance of 2011, we believe that the momentum of the Calvin Klein and Tommy Hilfiger brands around the world will continue to drive our revenue and profitability growth.  We remain focused on executing our approach to dealing with the product cost increases impacting our industry during the remainder of the year, through product sourcing and design changes, strategic product pricing and prudent inventory and logistics planning.  The sound execution of our strategies, investment in our world class brands and consistent focus on a strong balance sheet should continue to drive our future growth.”

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:
•	Pre-tax costs of $338.3 million incurred in 2010 in connection with the acquisition and integration of Tommy Hilfiger, including the following:

o
a loss of $140.5 million associated with hedges against Euro to U.S. dollar exchange rates relating to the purchase price, of which $52.4 million was recorded in the first quarter and $88.1 million was recorded in the second quarter;

o
transaction, related restructuring and debt extinguishment costs of approximately $121.0 million, of which $51.6 million was incurred in the first quarter, $24.6 million was incurred in the second quarter, $13.7 million was incurred in the third quarter and $31.0 million was incurred in the fourth quarter;

o	short-lived non-cash valuation amortization charges of approximately $76.8 million, of which $53.3 million was recorded in the second quarter and $23.5 million was recorded in the third quarter.

•
Pre-tax costs of $6.6 million incurred in the fourth quarter of 2010 in connection with the Company’s exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business, principally consisting of non-cash charges.

•	A tax benefit of approximately $7.9 million in 2010 (recorded in the third quarter) related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.

•
Pre-tax costs of approximately $59 million expected to be incurred in 2011 in connection with the integration of Tommy Hilfiger and related restructuring, of which $30.5 million was incurred in the first quarter and approximately $15 million is expected to be incurred in the second quarter.

•	Pre-tax costs of approximately $16.2 million incurred in the first quarter of 2011 in connection with the modification of the Company’s credit facility.

•
Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility.  In making this assessment, the Company evaluated each item that it has recorded as a restructuring, acquisition, integration or debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur.  All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.  The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

Please see Tables 1 through 5 and the section entitled “Full Year and Second Quarter 2011 Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts,” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases.  The Company’s conference call to review its first quarter earnings release is scheduled for Wednesday, June 1, 2011 at 9:00 a.m. EDT.  Please log on either to the Company’s web site at www.pvh.com and go to the News Releases page under the Investor Relations tab or to www.companyboardroom.com to listen to the live webcast of the conference call.  The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends.  Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay.  In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held.  The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #3590211.  The conference call and webcast consist of copyrighted material.  They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission.  Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies (collectively, “Tommy Hilfiger”), the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability, and its ability to realize benefits from Tommy Hilfiger; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Tommy Hilfiger, into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call / webcast will include, certain non-GAAP financial measures, as defined under SEC rules.  A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended
	5/1/11	5/2/10

Net sales	$1,256,986	$530,688
Royalty revenue	82,882	64,859
Advertising and other revenue	29,316	23,497
Total revenue	$1,369,184	$619,044

Gross profit on net sales	$616,381	$228,677
Gross profit on royalty, advertising and other revenue	112,198	88,356
Total gross profit	728,579	317,033

Selling, general and administrative expenses	591,902	287,200

Debt modification costs	16,233

Other loss		52,390

Earnings (loss) before interest and taxes	120,444	(22,557)

Interest expense, net	33,070	8,275

Pre-tax income (loss)	87,374	(30,832)

Income tax expense (benefit)	29,707	(3,219)

Net income (loss)	$57,667	$(27,613)

Diluted net income (loss) per common share(1)	$0.79	$(0.53)

Supplemental information:
	Quarter Ended
	5/1/11	5/2/10

Depreciation and amortization expense	$34,481	$12,066

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A to the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income (loss) per common share.

PHILLIPS-VAN HEUSEN CORPORATION
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2011 and 2010 in connection with its acquisition and integration of Tommy Hilfiger and related restructuring; (ii) the costs incurred in 2011 in connection with the Company’s modification of its credit facility; and (iii) the tax effects associated with these costs incurred in 2011 and 2010, which is on a non-GAAP basis for each year, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding these costs are also the basis for certain incentive compensation calculations.

The following table presents the Company’s GAAP revenue and the non-GAAP measures that are discussed in this release.  Please see Tables 1 through 5 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended
	5/1/11	5/2/10

GAAP total revenue	$1,369,184	$619,044

Non-GAAP Measures
Selling, general and administrative expenses(1)	561,443	235,562
Earnings before interest and taxes(2)	167,136	81,471
Income tax expense(3)	44,510	28,370
Net income(4)	89,556	44,826
Diluted net income per common share(5)	$1.23	$0.83

Depreciation and amortization(6)	$33,311

(1) Please see Table 3 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(2) Please see Table 2 for reconciliation of GAAP earnings (loss) before interest and taxes to non-GAAP earnings before interest and taxes.
(3)Please see Table 4 for reconciliation of GAAP income tax expense (benefit) to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with acquisition, integration, restructuring and debt modification costs.

(4)Please see Table 1 for reconciliation of GAAP net income (loss) to non-GAAP net income.
(5) Please see Note A to the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income (loss) per common share.
(6) Please see Table 5 for reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization.

PHILLIPS-VAN HEUSEN CORPORATION
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net income (loss) to non-GAAP net income
	Quarter Ended
	5/1/11	5/2/10

Net income (loss)	$57,667	$(27,613)

Diluted net income (loss) per common share(1)	$0.79	$(0.53)

Items excluded from GAAP net income (loss):

SG&A expenses associated with Tommy Hilfiger acquisition, integration and related restructuring	30,459	51,638

Debt modification costs	16,233

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price		52,390

Tax effect on the items above(2)	(14,803)	(31,589)

Non-GAAP net income	$89,556	$44,826

Non-GAAP diluted net income per common share(1)	$1.23	$0.83

(1)Please see Note A to the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net income (loss) per common share.
(2) Please see Table 4 for an explanation of the calculation of the tax effects of the above items.

PHILLIPS-VAN HEUSEN CORPORATION
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands)

Table 2 - Reconciliation of GAAP earnings (loss) before interest and taxes to non-GAAP earnings before interest and taxes
	Quarter Ended
	5/1/11	5/2/10

Earnings (loss) before interest and taxes	$120,444	$(22,557)

Items excluded from GAAP earnings (loss) before interest and taxes:

SG&A expenses associated with Tommy Hilfiger acquisition, integration and related restructuring	30,459	51,638

Debt modification costs	16,233

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price		52,390

Non-GAAP earnings before interest and taxes	$167,136	$81,471

Table 3 - Reconciliation of GAAP SG&A to non-GAAP SG&A
	Quarter Ended
	5/1/11	5/2/10

SG&A	$591,902	$287,200

Items excluded from GAAP SG&A:

SG&A expenses associated with Tommy Hilfiger acquisition, integration and related restructuring	(30,459)	(51,638)

Non-GAAP SG&A	$561,443	$235,562

PHILLIPS-VAN HEUSEN CORPORATION
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands)

Table 4 - Reconciliation of GAAP income tax expense (benefit) to non-GAAP income tax expense
	Quarter Ended
	5/1/11	5/2/10

Income tax expense (benefit)	$29,707	$(3,219)

Items excluded from GAAP income tax expense (benefit):

Income tax effect of Tommy Hilfiger acquisition, integration and restructuring costs and debt modification costs(1)	14,803	31,589

Non-GAAP income tax expense	$44,510	$28,370

(1)The estimated tax effects of the Company’s acquisition, integration, restructuring and debt modification costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring and debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s acquisition, integration, restructuring and debt modification costs were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP amounts.

Table 5 - Reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization
Quarter Ended
5/1/11

Depreciation and amortization	$34,481

Items excluded from GAAP depreciation and amortization:

Depreciation and amortization related to Tommy Hilfiger acquisition	(1,170)

Non-GAAP depreciation and amortization	$33,311

Notes to Consolidated GAAP Income Statements:

A.      The Company computed its diluted net income (loss) per common share as follows:
(In thousands, except per share data)
	Quarter Ended				Quarter Ended
	5/1/11				5/2/10
	Results				Results
	Under			Non-GAAP	Under			Non-GAAP
	GAAP	Adjustments		Results	GAAP	Adjustments		Results

Net income (loss)	$57,667	$(31,889	)(1)	$89,556	$(27,613)	$(72,439	)(2)	$44,826

Weighted average common shares	66,798			66,798	52,279			52,279
Weighted average dilutive securities	1,605			1,605				1,596
Weighted average impact of assumed convertible preferred stock conversion	4,189			4,189
Total shares	72,592			72,592	52,279			53,875

Diluted net income (loss) per common share	$0.79			$1.23	$(0.53)			$0.83

(1)
Represents the impact on net income in the quarter ended May 1, 2011 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and related restructuring; (ii) the costs incurred in connection with the Company’s modification of its credit facility; and (iii) the tax effects associated with these costs.  Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

(2)
Represents the impact on net income in the quarter ended May 2, 2010 from the elimination of the costs incurred in connection with the Company’s acquisition of Tommy Hilfiger, including transaction costs and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price, and tax effects associated with these costs.  Please see Table 1 for a reconciliation of GAAP net loss to non-GAAP net income.

PHILLIPS-VAN HEUSEN CORPORATION
Consolidated Balance Sheets
(In thousands)

	May 1,	May 2,
	2011	2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$294,958	$791,595
Receivables	512,185	241,496
Inventories	685,035	284,840
Other Current Assets	166,166	58,456
Total Current Assets	1,658,344	1,376,387
Property, Plant and Equipment	418,224	161,452
Goodwill and Other Intangible Assets	4,628,070	1,166,584
Other Assets	129,414	25,594
	$6,834,052	$2,730,017

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$797,965	$397,468
Short-Term Borrowings	12,277
Current Portion of Long-Term Debt	46,298
Other Liabilities	1,098,332	419,713
Long-Term Debt	2,208,191	399,588
Stockholders’ Equity	2,670,989	1,513,248
	$6,834,052	$2,730,017

PHILLIPS-VAN HEUSEN CORPORATION
Segment Data
(In thousands)

REVENUE BY SEGMENT

	Quarter Ended	Quarter Ended
	5/1/11	5/2/10
Heritage Brand Wholesale Dress Furnishings
Net sales	$134,689	$132,171
Royalty revenue	1,485	1,465
Advertising and other revenue	404	379
Total	136,578	134,015

Heritage Brand Wholesale Sportswear
Net sales	135,454	135,330
Royalty revenue	2,441	2,477
Advertising and other revenue	406	458
Total	138,301	138,265

Heritage Brand Retail
Net sales	131,677	135,183
Royalty revenue	1,298	1,183
Advertising and other revenue	241	260
Total	133,216	136,626

Total Heritage Brands
Net sales	401,820	402,684
Royalty revenue	5,224	5,125
Advertising and other revenue	1,051	1,097
Total	408,095	408,906

Other (Calvin Klein Apparel)
Net sales	146,431	119,050
Total	146,431	119,050

Calvin Klein Licensing
Net sales	7,442	8,954
Royalty revenue	65,774	59,734
Advertising and other revenue	25,999	22,400
Total	99,215	91,088

Total Calvin Klein
Net sales	153,873	128,004
Royalty revenue	65,774	59,734
Advertising and other revenue	25,999	22,400
Total	245,646	210,138

Tommy Hilfiger North America
Net sales	267,637
Royalty revenue	2,861
Advertising and other revenue	1,286
Total	271,784

Tommy Hilfiger International
Net sales	433,656
Royalty revenue	9,023
Advertising and other revenue	980
Total	443,659

Total Tommy Hilfiger
Net sales	701,293
Royalty revenue	11,884
Advertising and other revenue	2,266
Total	715,443

Total Revenue
Net sales	1,256,986	530,688
Royalty revenue	82,882	64,859
Advertising and other revenue	29,316	23,497
Total	$1,369,184	$619,044

PHILLIPS-VAN HEUSEN CORPORATION
Segment Data (Continued)
(In thousands)

EARNINGS (LOSS) BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	5/1/11			5/2/10
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Heritage Brand Wholesale Dress Furnishings	$20,432		$20,432	$18,460		$18,460

Heritage Brand Wholesale Sportswear	13,682		13,682	20,888		20,888

Heritage Brand Retail	4,527		4,527	8,684		8,684

Total Heritage Brands	38,641		38,641	48,032		48,032

Other (Calvin Klein Apparel)	20,941		20,941	13,705		13,705

Calvin Klein Licensing	34,142		34,142	36,983		36,983

Total Calvin Klein	55,083		55,083	50,688		50,688

Tommy Hilfiger North America	(12,321)	$(23,491)	11,170

Tommy Hilfiger International	78,982	(448)	79,430

Total Tommy Hilfiger	66,661	(23,939)	90,600

Corporate	(39,941)	(22,753)	(17,188)	(121,277)	$ (104,028)	(17,249)

Total earnings (loss) before interest and taxes	$120,444	$(46,692)	$167,136	$(22,557)	$ (104,028)	$81,471

(1)
Adjustments for the quarter ended May 1, 2011 represent the elimination of the costs incurred in connection with (i) the Company’s integration of Tommy Hilfiger and related restructuring; and (ii) the Company’s modification of its credit facility.

(2)
Adjustments for the quarter ended May 2, 2010 represent the elimination of the costs incurred in connection with the Company’s acquisition of Tommy Hilfiger, including transaction costs and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price.

Phillips-Van Heusen Corporation
Full Year and Second Quarter 2011 Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its (1) 2011 estimated results excluding (i) the costs expected to be incurred in connection with its integration of Tommy Hilfiger and related restructuring; (ii) the costs incurred in connection with the Company’s modification of its credit facility; and (iii) the estimated tax effects associated with these costs, and (2) 2010 results excluding (i) the costs incurred in connection with its acquisition and integration of Tommy Hilfiger; (ii) the costs incurred in connection with the exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business; (iii) the tax effects associated with these costs; and (iv) a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions, both of which are on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding the costs associated with its acquisition and integration of Tommy Hilfiger and related restructuring, the modification of its credit facility and the exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business are also the basis for certain incentive compensation calculations.  The estimated tax effects associated with the above costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an acquisition, integration, restructuring or debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

(Dollar and share amounts in millions, except per share data)
	Full Year	Second Quarter
	2011	2011
	(Estimated)	(Estimated)
Full Year and Second Quarter 2011 Guidance Assumptions

Net interest expense	$132.5 - $134.5	$32.5 - $33.5

Tax rate range	29.0% - 31.0%	31.0% - 32.0%

Diluted shares outstanding	72.9	72.8

2011 Integration, Restructuring and Debt Modification Costs and Earnings Per Share Reconciliations

Integration, restructuring and debt modification costs expected to be incurred (please see “Non-GAAP Exclusions” section for detail):
Pre-tax	$75.0	$15.0
Tax impacts	(22.5)	(5.0)
After tax	$52.5	$10.0

GAAP earnings per common share	$4.08 - $4.28	$0.79 - $0.81
Estimated per common share impact of after tax integration, restructuring and debt modification costs	$0.72	$0.14
Earnings per common share excluding impact of integration, restructuring and debt modification costs	$4.80 - $5.00	$0.93 - $0.95

Phillips-Van Heusen Corporation
Full Year and Second Quarter 2011 Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts (Continued)

Full Year and Second Quarter 2010 Reconciliation of GAAP Diluted Net Income (Loss) Per Common Share to Non-GAAP Diluted Net Income Per Common Share

	Full Year 2010				Second Quarter 2010
	(Actual)				(Actual)
	Results Under GAAP	Adjustments		Non-GAAP Results	Results Under GAAP	Adjustments		Non-GAAP Results

Net income (loss)	$53.8	$(233.2	)(1)	$287.0	$(54.6)	$(106.2	)(2)	$51.6
Total weighted average shares	67.4			67.4	65.9	5.5		71.4

Diluted net income (loss) per common share	$0.80			$4.26	$(0.83)			$0.72

(1)
Represents the impact on net income in the year ended January 30, 2011 from the elimination of (i) costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, short-lived non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price; (ii) the costs incurred in connection with the Company’s exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business; and (iii) a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.

(2)
Represents the impact on net loss in the quarter ended August 2, 2010 from the elimination of costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, short-lived non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price.